Exhibit 99.1

Reinvent Technology Partners Announces Shareholder Approval of

Proposed Business Combination with Joby Aviation

NEW YORK, August 5, 2021—Reinvent Technology Partners (“RTP”) (NYSE: RTP), a special purpose acquisition company that takes a “venture capital at scale” approach to partnering with bold leaders and companies, announced that at its Extraordinary General Meeting of Shareholders held today, RTP shareholders voted to approve and adopt the previously announced business combination agreement with Joby Aviation, Inc. (“Joby”), a transportation company developing an all-electric, vertical take-off and landing aircraft that it intends to operate as a commercial passenger aircraft beginning in 2024.

The formal results of the vote will be included in a Current Report on Form 8-K to be filed by RTP with the Securities and Exchange Commission (the “SEC”).

The business combination is expected to close on August 10, 2021, subject to the satisfaction or waiver of customary closing conditions. Upon the closing of the business combination, RTP will change its name to Joby Aviation, Inc. and shares and warrants of Joby Aviation, Inc. are expected to trade on the New York Stock Exchange under the ticker symbol “JOBY” and “JOBY WS,” respectively.

This transaction values Joby at $4.5 billion enterprise value. The proceeds being raised in this transaction plus cash on the balance sheet as of March 31, 2021, equals approximately $1.6 billion.

Commenting on the successful outcome of the vote, JoeBen Bevirt, Founder and CEO of Joby, said: “We’re honored that the shareholders of RTP have chosen to overwhelmingly support this transaction. These additional funds ensure that Joby continues to be the best funded company in this sector and, more importantly, we believe they deliver the required funding to execute on our plan. We now look forward to taking the next step on our journey toward making zero-emissions aerial ridesharing a reality and reinforcing Joby’s position as the leader in this new field.”

About Joby Aviation

Joby Aero, Inc. is a California-headquartered transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a range of 150 miles on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph. It is designed to enable a revolutionary new way for people to move in and around cities as an alternative to congested ground transportation while accelerating the shift to sustainable modes of transit. Founded in 2009, Joby employs more than 800 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

About Reinvent Technology Partners

Reinvent Technology Partners is a newly formed special purpose acquisition company led by Reid Hoffman, Mark Pincus and Michael Thompson, that takes a “venture capital at scale” approach to partnering with bold leaders and companies. RTP will support a technology business to innovate and achieve entrepreneurship at scale by leveraging its team’s operating expertise as founders of iconic technology companies, their experience building companies as advisors and board members, and the capital raised in its initial public offering.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between RTP and Joby Aero, Inc. (“Joby Aviation”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” in “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of RTP’s securities, (ii) the risk that the transaction may not be completed by RTP’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by RTP, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among RTP, Joby Aviation and RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTP, by the shareholders of RTP, the satisfaction of the minimum trust account amount following redemptions by RTP’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transaction on Joby Aviation’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Joby Aviation and potential difficulties in Joby Aviation employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Joby Aviation or against RTP related to the Merger Agreement or the transaction, (x) the ability to maintain the listing of RTP’s securities on a national securities exchange, (xi) the price of RTP’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which RTP plans to operate or Joby Aviation operates, variations in operating performance across competitors, changes in laws and regulations affecting RTP’s or Joby Aviation’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of RTP’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, the registration statement on Form S-4 (File No. 333-254988) and other documents filed by RTP from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward- looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward- looking statements, and RTP and Joby Aviation assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. Neither RTP nor Joby Aviation gives any assurance that either RTP or Joby Aviation or the combined company will achieve its expectations.

For Joby Aviation

Investors:

investors@jobyaviation.com

+1-831-201-6006

Media:

Mojgan Khalili

press@jobyaviation.com

For Reinvent Technology Partners

Investors:

ir@reinventtechnologypartners.com

Media:

Ed Trissel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449